EXHIBIT 99.1

Contact:	Marshall I. Kass
Chairman of the Board
(310) 914-0300

FOR IMMEDIATE RELEASE

     Los Angeles, California, December 1, 2003 — Certron Corporation (“CRTN”) announced today that it was having discussions with a privately-held foreign corporation concerning the possible acquisition by Certron of the foreign corporation in exchange for shares of common stock of Certron that would aggregate approximately 90% of the shares of common stock of Certron outstanding after the transaction. The foreign corporation is a development company specializing in high tech medical products. Certron stated that the discussions were at a very preliminary stage and no assurances can be given that the transaction will be consummated. Any transaction will be subject to, among other things, satisfactory completion of due diligence, the execution and delivery of mutually acceptable definitive agreements, and approval by the shareholders of Certron.

     Certron stated that sales of its blank audio recording tapes and videocassettes had declined dramatically due to intense competition and the introduction of digital products. In view of the decline in sales, Certron has been winding down its business operations and continuing its investigation of opportunities for increasing shareholder value, including seeking a buyer for the company.

     The foregoing statements are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ are the failure to consummate the transaction presently under discussion and Certron not being able to find another buyer for the company.